EXHIBIT 10.2

Advanced BioEnergy, LLC

Restricted Unit Agreement

Name of Holder:   Gales Holdings, Inc.

No. of Restricted Units: up to 45,000	Date of Grant:

Restricted Units — Earnings Criteria for Restricted Units (“Earnings Criteria”):

From and after June 1, 2006, upon the occurrence of an Event (as defined below), fifteen one hundredths (0.15) of one restricted Unit (“RU”) will be issued under this Agreement for each 1,000 gallons of additional ethanol production or co-production facility acquired or built by the Company on or prior to April 3, 2009 in addition to the Company’s currently proposed facility located near Fairmont, Nebraska, subject to a maximum of 300,000 RUs being issued under this Agreement.  The determination of the timing of the acquisition or development by the Company of an additional ethanol production or co-production facility, as well as the number of gallons of ethanol produced or co-produced at such facility, will be determined by the Board or the Committee in its sole discretion.  Each of the following constitutes an “Event:”

(1)                                  The Board resolves to develop and build a new ethanol production facility, or acquires the assets or equity of a third party that intends to establish one or more such facilities, and:

(a)                                  acquires appropriate real property on which to build such facility;

(b)                                 obtains a letter of intent or similar commitment from a general contractor experienced in the design and construction of ethanol facilities;

(c)                                  approves of a plan and timeframe for construction and production capacity for such facility; and

(d)                                 affirmatively determines that the Company is reasonably likely to be able to finance the proposed facility, whether by debt, through the sale of additional equity or otherwise; or

(2)                                  Approval by the Board of the acquisition of assets or equity of a third party ethanol producer.

RU Vesting Schedule (Cumulative):

Vesting Date(s)	Percentage of Earned RUs That Are Vested on Such Date
Date the board of directors certifies operations relating to additional production capacity (“Certification Date”)	50%
First anniversary of the Certification Date	25%
Second anniversary of the Certification Date	25%

This is a Restricted Unit Agreement (“Agreement”) between Advanced BioEnergy, LLC, a Delaware limited liability company (the “Company”), and the above-named holder of the RUs (the “Holder”).

RECITALS

A.                                   The board of directors of the Company (the “Board”) or a committee of two or more directors of the Company (the “Committee”) has the authority to grant and administer equity awards (if the Board has not appointed a committee to administer the awards, then the Board shall constitute the Committee).

B.                                     The Committee has determined that the Holder is eligible to receive an award in the form of a restricted unit grant pursuant to the terms of Section 4(c) of that certain Employment Agreement dated as of April 7, 2006 (the “Employment Agreement”), between the Company and Donald E. Gales (the “Employee”), who is the sole stockholder of the Holder.  All capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Employment Agreement.

C.                                     The Company desires to give the Employee, through his ownership of the Holder, an inducement to acquire a proprietary interest in the Company and an added incentive to advance the interests of the Company by granting the Holder restricted units (“RUs”) on the terms and conditions and subject to the restrictions set forth herein.

The Company hereby grants the right to be issued RUs to the Holder under the terms and conditions as follows.

TERMS AND CONDITIONS

1.                                       Issuance and Terms of Restricted Units.

(a)                                  Subject to the terms and conditions of this Agreement, the Company has granted to the Holder the right to be issued the number of RUs specified at the beginning of this Agreement, and will grant RUs to the Holder in accordance with the terms and subject to the conditions of this Agreement.

(b)                                 Each RU represents one Unit of the Company as defined in the Company’s Operating Agreement, as may be amended from time to time, except that;

(1)                                  The Capital Account balance of such RU as of the date of grant specified above shall be zero;

(2)                                  For purposes of Section 3 of the LLC Agreement (relating to allocations of profits and losses), the holder of the RU shall be treated the same as the holder of a Unit.  However, upon the occurrence of a “Liquidity Event” as defined below, if and to the extent that the Company generates a capital gain upon such Liquidity Event, notwithstanding the provisions of Section 3 of the LLC Agreement of the Company, an amount of such capital gain shall be allocated 100% to the Holder until the Capital Account balance attributable to each RU is equal to the Capital Account balance attributable to one Unit.  Capital gain generated by the Company in excess of the amount specially allocated to the Holder under the preceding sentence shall be allocated in the manner specified in Section 3.1 of the LLC Agreement (i.e., among all holders of Units in proportion to their respective number of Units, including the Holder with respect to the RUs).

(3)                                  For purposes of this Agreement, a Liquidity Event shall be deemed to have occurred if (a) the Company sells all or substantially all of its assets, (b) the Company merges with or into any other entity, (c) the Company converts (by whatever means) into an entity taxed as a corporation for federal income tax purposes, or (d) a Dissolution Event (as defined in the LLC Agreement) occurs.

2.                                       Forfeiture and Transfer Restrictions.

(a)                                  Forfeiture.  Any issued RUs not otherwise vested will be forfeited by the Holder and deemed immediately cancelled and the Holder will thereafter have no right, title or interest whatsoever in such RUs if

(1)                                  the Employee’s employment with the Company, or a parent or subsidiary thereof, is terminated by the Company for Cause (as defined in the Employment Agreement) or by the Employee without Good Reason (as defined in the Employment Agreement); or

(2)                                  the Board determines that the Event giving rise to the issuance of RUs to the Holder will not be reasonably likely to result in additional ethanol production capacity or that the Company should no longer pursue the development of such additional ethanol production capacity for a period of at least 12 months.

Any RUs which are forfeit will be deemed to be eligible for issuance to the Holder in connection with and on the occurrence of subsequent Events.

(b)                                 Limitation on Transfer.  Until such time as the RUs have been issued and vested as provided in this Agreement, the Holder shall not transfer the RUs and the RUs shall not be subject to pledge, hypothecation, execution, attachment or similar process.  Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of any RUs contrary to the provisions hereof, and any attempt to levy any attachment or pursue any similar process with respect to them, shall be null and void.  Any RUs issued to the Holder and otherwise vested will continue to remain subject to any restrictions on transfer set forth in the Company’s Operating Agreement (as amended and restated from time to time) or as otherwise agreed to by the Holder.

3.                                       Vesting of RUs.

(a)                                  Normal Vesting.  The RUs issued pursuant to the Earnings Criteria shall vest upon satisfaction of the  Vesting Criteria, on the dates specified in the Schedule at the beginning of this Agreement.  Once such RUs have vested, they shall no longer be subject to forfeiture under Section 2 of this Agreement, and will not be subject to any further restrictions under this Agreement.

(b)                                 Accelerated Vesting.  In the event of a Fundamental Change the Committee may, but shall not be obligated to:

(i)                                     if the Fundamental Change is a merger or consolidation or statutory unit exchange, make appropriate provision for the protection of the RUs by the substitution for these RUs of membership units or restricted voting membership units or common stock of the company surviving any merger or consolidation or, if appropriate, the parent company of the Company or such surviving company; or

(ii)                                  at least ten days before the occurrence of the Fundamental Change, declare, and provide written notice to the Holder of the declaration, that RUs shall vest for the maximum number of RUs as if both the Earnings Criteria and the Vesting Criteria had been satisfied immediately before the occurrence of the Fundamental Change.

“Fundamental Change” means a dissolution or liquidation of the Company, a sale of substantially all of the assets of the Company, a merger or consolidation of the Company with or into any other company, regardless of whether the Company is the surviving company, or a statutory unit exchange involving equity securities of the Company; provided, that the primary purpose of such transaction is not to change the state of organization of the Company.

(c)                                  Change in Control.  In the event of (i) a Change in Control and (ii) the Employee’s employment with the Company or its successor is terminated by the Company or its successor within one year after consummation of the Change in Control transaction, then, without any action by the Committee or the Board, or their successors, each RU issued shall, immediately before the effective time, vest.

(d)                                 Discretionary Acceleration.  Notwithstanding any other provisions of this Agreement to the contrary, the Committee may, in its sole discretion, declare at any time that RUs shall be issued and vest as if all Earnings Criteria and Vesting Criteria for the maximum number of RUs has been satisfied.

(e)                                  Death or Disability.  If the Employee’s employment or other relationship with the Company and its affiliates terminates prior to the date any RUs issued under this Agreement have vested, the Company will treat the Vesting Criteria as also having been satisfied.

(f)                                    Mechanics of Issuance.  Each RU will be evidenced by a duly issued unit certificate (which may represent more than one RU) registered in the name of the Holder.  The Holder will have all rights of a member of the Company with respect to each RU (including the right to receive dividends and other distributions, if any).  Each certificate evidencing any RU may contain such legends and transfer instructions or limitations as may be determined or authorized by the Company in its sole discretion or as otherwise required under the Company’s Operating Agreement.

4.                                       Representations, Warranties and Covenants of Holder.  Holder represents, warrants and covenants to the Company as follows:

(a)                                  Charter Documents.  Holder is a corporation duly organized, validly existing and in corporate good standing under the laws of the state of Minnesota.

(b)                                 Sole Stockholder.  Revis L. Stephenson III is the sole stockholder, director and executive officer of Holder.  Without the Company’s prior written consent, Holder will not change its ownership or management structure so that any person or entity other than Revis L. Stephenson III will be a stockholder, director or officer of Holder.

(c)                                  Corporate Authority.  Holder has all corporate power and authority to enter into and to perform its obligations under this Agreement.  This Agreement constitutes the legal, valid and binding obligation of Holder, enforceable against Holder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.                                       Tax Withholding.  The parties hereto recognize that the Company or a subsidiary of the Company may be obligated to withhold federal and state taxes or other taxes upon the issuance of the RUs.  The Holder agrees that, at such time, if the Company or a subsidiary is required to withhold such taxes, the Holder will promptly pay, in cash upon demand to the Company or the subsidiary having such obligation, such amounts as shall be necessary to satisfy such obligation.  The Holder further acknowledges that the Company has directed the Holder and the Employee to seek independent advice regarding the applicable provisions of the Internal Revenue Code of 1986, and the income tax laws of any municipality, state or foreign country in which the Holder or the Employee may reside or in which the Company does business.

6.                                       Restrictive Legends and Stop-Transfer Orders.

(a)                                  Legends.  The certificate or certificates representing the RUs shall bear the following legend (as well as any legends required by applicable state and federal limited liability company and securities laws) noting the existence of the restrictions and the Company’s rights set forth in this Agreement:

“THE UNITS REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED UNIT AGREEMENT BETWEEN THE COMPANY AND THE HOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

(b)                                 Stop-Transfer Notices.  The Holder agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c)                                  Refusal to Transfer.  The Company shall not be required (i) to transfer on its books any RUs that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of the RUs or to accord the right to vote or pay dividends to any purchaser or other transferee to whom the RUs shall have been so transferred.

7.                                       Interpretation of this Agreement.  All decisions and interpretations made by the Committee with regard to any question arising hereunder shall be binding and conclusive upon the Company, the Holder and the Employee.

8.                                       Discontinuance of Employment.  This Agreement shall not give the Employee a right to continued employment with the Company or any parent or subsidiary of the Company, and the Company or any such parent or subsidiary employing the Employee may terminate his or her employment at any time and otherwise deal with the Employee without regard to the effect it may have upon him or her under this Agreement.  From and after the termination of employment of the Employee, the Holder will no longer be entitled to be issued any RUs under this Agreement.

9.                                       Discretionary Adjustment.  In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, unit dividend, unit split, combination of Units, rights offering, or extraordinary dividend or divestiture (including a spin-off), or any other change in the company structure or Units of the Company, the Committee (or if the Company does not survive any such transaction, a comparable committee of the board of directors of the surviving company) may, without the consent of the Holder, make such adjustment as it determines in its discretion to be appropriate as to the number and kind of securities subject to and reserved under this Agreement and, in order to prevent dilution or enlargement of rights of the Holder, the number and kind of securities issuable upon lapse of the forfeiture restrictions of the RUs.

10.                                 Binding Effect.  This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Holder.

11.                                 Choice of Law.  This Agreement is entered into under the laws of the State of Delaware and shall be construed and interpreted thereunder (without regard to its conflict of law principles).

12.                                 Entire Agreement.  This Agreement, together with the Employment Agreement, sets forth the entire agreement and understanding of the parties hereto with respect to the issuance of the RUs and supersedes all prior agreements, arrangements, plans, and understandings relating to the issuance of these RUs.  In the event of a conflict between the provisions of Section 4(c) of the Employment Agreement and this Agreement, the provisions of this Agreement will govern.

13.                                 Amendment and Waiver.  This Agreement may be amended, waived, modified, or canceled only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance.

14.                                 RUs Subject to Articles of Organization and Operating Agreement.  The Holder acknowledges that the RUs granted under this Agreement are subject to the Company’s Articles of Organization, as amended from time to time, and the Company’s operating agreement, as amended from time to time, and any applicable federal or state laws, rules or regulations.  The Holder acknowledges and agrees that the Holder will become a party to the Company’s operating agreement, as currently in effect, if such Holder is not already a party to that agreement.

15.                                 Section 409A.  Notwithstanding anything in this Agreement to the contrary, any payments hereunder that would be subject to an additional or accelerated tax under Section 409A of the Internal Revenue Code of 1986 shall be adjusted to the minimum extent necessary that such payments may be made without the imposition of such tax.

16.                                 Capital Account Balance.  The parties specifically acknowledge that the RUs issued under this Agreement will have an initial capital account balance of $0, which is consistent with the parties understanding that that the Holder’s initial interest will be a “profit interest.”

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IN WITNESS WHEREOF, the Holder and the Company have executed this Agreement as of the 7th day of November, 2006.

GALES HOLDINGS, INC.,
a Minnesota corporation

/s/ Donald E. Gales
Donald E. Gales
Chief Executive Officer

ADVANCED BIOENERGY, LLC

By	/s/ Larry L. Cerny
Name:	Larry L. Cerny
Its:	Secretary